Exhibit 99.1

RingCentral to Become Exclusive Provider of UCaaS Solutions to Avaya in Strategic Partnership

Accelerates transition of one of the world’s largest on-premise unified communications installed bases to the cloud

Empowers Avaya’s global sales & partner network with RingCentral’s leading technology platform

Belmont, Calif. – October 3, 2019 – RingCentral, Inc. (NYSE: RNG), a leading provider of global enterprise cloud communications, collaboration, and contact center solutions, today announced that it will enter into a commercial agreement with Avaya Holdings Corp. (NYSE: AVYA), a global leader in solutions to enhance and simplify communications and collaboration, making it the exclusive provider of Unified Communications as a Service (UCaaS) solutions to Avaya. RingCentral and Avaya will introduce a new solution, “Avaya Cloud Office by RingCentral” (“Avaya Cloud Office” or “ACO”). RingCentral and Avaya will jointly develop programs to leverage Avaya’s global sales and partner network, as well as build automated technologies for seamless customer transition to RingCentral’s leading global UCaaS solution.

“This strategic partnership leverages the respective strengths of Avaya and RingCentral to provide a definitive differentiated solution,” said Vlad Shmunis, Founder, Chairman and CEO, RingCentral. “We are excited to bring RingCentral’s leading UCaaS platform to Avaya’s installed base of over 100 million users and over 4,700 partners, providing long-term growth opportunities for both our companies.”

Avaya has one of the world’s largest installed base of on-premise Unified Communications (UC) seats, and an extensive partner network, spanning over 180 countries. Avaya Cloud Office will maximize Avaya’s global market opportunity by adding a strong cloud solution to its portfolio.

“Avaya and RingCentral’s joint investment and commitment to bringing Avaya Cloud Office to market creates an unprecedented opportunity to accelerate the transition to the cloud with attractive economics for our customers and partners,” said Jim Chirico, President and CEO of Avaya. “This also gives us the opportunity to unlock value from a largely unmonetized base of our business as it brings compelling value to our customers and partners. We believe this highly complementary partnership is a game changer that expands the total addressable market for Avaya and creates meaningful value for both Avaya and RingCentral.”

Avaya and RingCentral will jointly develop programs, technologies, and automation to facilitate smooth transition of Avaya’s UC customer base to the cloud. This collaboration will enable Avaya’s customers to leverage their existing investments while drastically reducing migration complexities and timeframes. Avaya Cloud Office is expected to provide an attractive total cost of ownership for Avaya customers and favorable compensation for Avaya and its partners.

Under the commercial agreement, both companies will contribute resources towards development and sales & marketing of Avaya Cloud Office. RingCentral will pay Avaya an advance of $375 million, predominantly for future commissions, as well as certain licensing rights (the “Consideration Advance”). The Consideration Advance will be paid primarily in stock.

RingCentral will also purchase $125 million aggregate principal amount of 3% convertible and redeemable preferred stock, obtaining approximately a 6% position in Avaya on an as-converted basis. This will be funded with existing cash on balance sheet. This minority investment will require neither partial or full financial statement consolidation nor equity method accounting.

Additional information regarding the transaction will be included in a Form 8-K that will be filed with the Securities and Exchange Commission.

Goldman Sachs & Co. LLC is serving as an exclusive advisor to RingCentral. Wilson Sonsini Goodrich & Rosati is serving as an exclusive legal counsel to RingCentral.

This agreement does not require shareholder vote of either company, is subject to customary regulatory approvals, and is expected to close in Q4 2019. The Board of Directors of both companies have unanimously approved the transaction.

The company also announced that it will hold a conference call today October 3, 2019 at 2:00 PM Pacific Time (5:00 PM Eastern Time) to discuss this transaction.

Conference Call Details:

•	When: Thursday, October 3, 2019 at 2:00PM PT (5:00PM ET).

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Dial-in: To access the call in the United States, please dial 1-877-705-6003, and for international callers, dial 1-201-493-6725. Callers are encouraged to dial into the call 10 to 15 minutes prior to the start to prevent any delay in joining.

•	Webcast: http://ir.ringcentral.com/ (live and replay).

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Replay: Following the completion of the call through 11:59 PM ET on October 10, 2019, a telephone replay will be available by dialing 1-844-512-2921 from the United States or 1-412-317-6671 internationally with recording access code 13695213.

Investor Presentation Details

An investor presentation providing additional information and analysis can be found at http://ir.ringcentral.com/

About RingCentral

RingCentral, Inc. (NYSE: RNG) is a leading provider of global enterprise cloud communications, collaboration, and contact center solutions. More flexible and cost-effective than legacy on-premises systems, the RingCentral platform empowers employees to work better together, from any location, on any device, and via any mode to serve customers, improving business efficiency and customer satisfaction. That is the promise of Work as One™. The company provides unified voice, video meetings, team messaging, digital customer engagement, and integrated contact center solutions for enterprises globally. RingCentral’s open platform integrates with leading business apps and enables customers to easily customize business workflows. RingCentral is headquartered in Belmont, California, and has offices around the world.

© 2019 RingCentral, Inc. All rights reserved. RingCentral, Work as One, and the RingCentral logo are trademarks of RingCentral, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements,” including but not limited to, statements regarding RingCentral’s future financial and operating performance, RingCentral’s plans to partner with Avaya to offer Avaya Cloud Office by RingCentral, the anticipated benefits of and activity under RingCentral’s strategic partnership with Avaya, including the ability to create a long-term growth opportunities for RingCentral, and the expected timeframe for the closing of the strategic transaction. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including risks related to the parties’ ability to successfully satisfy closing conditions and perform their obligations under the commercial arrangement, the parties ability to successfully develop and execute the envisioned jointly developed programs, technology and automation, the ability to successfully transition customers to RingCentral’s UCaaS solution, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in RingCentral’s Form 10-Q for the quarter ended June 30, 2019, filed with the Securities and Exchange Commission; and in other filings RingCentral makes with the Securities and Exchange Commission from time to time.

All forward-looking statements in this press release are based on information available to RingCentral as of the date hereof, and we undertake no obligation to update these forward-looking statements, to review or confirm analysts’ expectations, or to provide interim reports or updates.

Investor Relations Contact:

Ryan Goodman, RingCentral

(650) 918-5356

Ryan.Goodman@ringcentral.com

Media Contact:

Mariana Kosturos, RingCentral

(650) 562-6545

Mariana.Kosturos@ringcentral.com